Exhibit 99.1

Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com
303 566-1000	303 566-1354

Time Warner Telecom Reports Solid First Quarter 2008 Results

— Grew quarterly Levered Free Cash Flow by 6 fold year over year —

— Grew Modified EBITDA 22% year over year —

— Demand from enterprise customers remains strong —

LITTLETON, Colo. – May 12, 2008 – Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced its first quarter 2008 financial results, including $282.6 million of revenue, $93.4 million in Modified EBITDA1 (“M-EBITDA”) and a net loss of $.9 million.

“This quarter was one of solid revenue growth and accelerated levered free cash flow,” said Larissa Herda, Time Warner Telecom’s Chairman, CEO and President. “The strength of our business is reflected in the fact that we exceeded our sequential trend for first quarter organic revenue growth as compared to the prior two years. Enterprise customers continue to require our network services as they drive to achieve operating efficiencies, maximize their IT budgets, address disaster recovery and business continuity requirements and webify their businesses. We see bandwidth demand continuing to be strong at a time when we are well positioned as a premier fiber based service provider in a shrinking marketplace of competitors with our capabilities, providing us a great opportunity to take market share.”

Highlights for the Quarter

For the quarter ending March 31, 2008, the Company –

•	Grew total revenue 8% year over year and 1% sequentially

•	Grew enterprise revenue 16% year over year and 2% sequentially

•	Grew enterprise revenue to 71% of total revenue from 67% in the same period last year

•	Grew data and Internet revenue 33% year over year and 6% sequentially

•	Grew M-EBITDA 22% year over year

•	Achieved a 33.0% M-EBITDA margin, representing a 380 basis point improvement year over year

•

Delivered $15.7 million of levered free cash flow[4], or a 6% levered free cash flow margin, which included $2.3 million for integration and branding expenditures. Excluding these items, the Company generated $18.0 million levered free cash flow

Year over Year Results –First Quarter 2008 compared to First Quarter 2007

Revenue

Revenue for the quarter was $282.6 million representing a year over year increase of $21.2 million, or 8%. Key changes in revenue included:

•	$27.5 million increase in revenue from enterprise customers

•	$4.6 million decrease in revenue from carriers, due to disconnects, including $2.4 million from one wireless customer, and repricing of renewed customer contracts, which outpaced new sales growth

•	$1.7 million decrease in intercarrier compensation related to discontinuance of certain non-supported acquired products, as well as regulatory and contractual rate decreases

By product line, the percentage change in revenue year over year was as follows:

•

33% increase for data and Internet services[5], which included growth due to success with Ethernet and IP-based product sales. Data and Internet services represented 33% of quarterly revenue compared to 27% last year

•	4% increase for voice services[6], which included strong growth due to bundled and other voice product sales. Voice services represented 29% of quarterly revenue compared to 31% last year

•

3% decrease for network services[7] which included disconnects and repricing of renewed customer contracts primarily from carrier customers partially offset by new customer sales. Network services represented 34% of quarterly revenue versus 38% a year ago

•	15% decrease in intercarrier compensation related to rate and product changes. Intercarrier compensation represented 4% of revenue for both the current quarter and the same period last year

M-EBITDA and Margins

M-EBITDA grew to $93.4 million from $76.3 million for the quarter, a 22% increase, or $17.1 million over the same period last year. The increase in M-EBITDA primarily reflects solid revenue growth and integration cost synergies. Included in M-EBITDA are integration and branding expenses. Effective in 2008, the Company continues to separately track integration related capital expenditures but no longer is tracking any remaining operating-related integration expenses. Branding expenses totaled $.4 million for the current quarter and integration and branding expenses totaled $2.0 million for the same period last year.

Operating costs increased primarily reflecting higher employee costs, additional costs to launch new product capabilities in 14 acquired markets, and the impact of increased network access costs associated with additional sales, partially offset by integration cost synergies. Operating costs as a percent of revenue declined to 43% for the current period compared to 45% for the same period last year, reflecting synergies and scaling of the business.

Selling, general and administrative costs (“SG&A”) increased primarily reflecting increased employee costs, including incentive-based compensation for sales employees due to higher sales, and non cash stock based compensation. Bad debt expense was $.9 million for the current quarter and the same period last year, representing less than 1% of quarterly revenue for both periods. SG&A costs as a percent of revenue declined to 26% for the current period as compared to 28% for the same period last year reflecting synergies and scaling of the business.

Modified gross margin8 was 57.6% for the current quarter compared to 55.4%, a 220 basis point improvement from the same period last year. M-EBITDA margin for the quarter was 33.0% as compared to 29.2%, a 380 basis point improvement from the same quarter last year. The improvement in margins between periods primarily reflects synergies and scaling of the business.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense.

Net Loss

The Company’s net loss was $.9 million, a loss of $.01 per share for the quarter compared to a net loss of $13.8 million, a loss of $.10 per share for the same period last year. The 93% improvement in the net loss primarily reflected strong M-EBITDA growth, partially offset by an increase in depreciation expense related to new capital assets placed in service, which was net of the impact of assets that became fully depreciated in the current quarter.

Sequential Results –First Quarter 2008 compared to Fourth Quarter 2007

Revenue

Revenue for the quarter was $282.6 million, as compared to $279.5 million for the fourth quarter of 2007, an increase of $3.1 million, or 1%. Key changes in revenue included:

•

$3.6 million increase in revenue from enterprise customers, reflecting strong seasonal growth offset by $1.5 million seasonal decline in usage-based revenue, and $.9 million net decrease in revenue from acquired customers due to discontinued products

•	$.3 million decrease in revenue from carrier customers, including $.5 million of disconnects from one wireless customer

•	$.2 million decrease in intercarrier compensation related primarily to regulatory rate decreases and a seasonal decline in usage partially offset by fluctuations in disputes

By product line, the percentage change in revenue sequentially was as follows:

•	6% increase for data and Internet services, due to continued success with Ethernet and IP based product sales

•	2% decrease for voice services, due to a seasonal decline in usage and discontinuation of acquired products, partially offset by bundled and other voice product sales

•	1% decrease in network services primarily due to customer disconnects and repricing of contract renewals primarily for carrier customers, partially offset by ongoing customer sales

•	2% decrease in intercarrier compensation for rate changes and other fluctuations

M-EBITDA and Margins

M-EBITDA was $93.4 million for the quarter, as compared to $93.3 million for the prior quarter. The Company’s current quarter was impacted by seasonal trends which included a sequential cost increase due to resetting of payroll taxes and merit raises, and lower seasonal revenue growth associated with fewer selling days in the fourth quarter. The sequential impact in the current quarter for payroll taxes and merit raises was $3.4 million. Included in M-EBITDA are integration and branding expenses. Effective in 2008, the Company continues to separately track integration related capital expenditures but no longer is tracking any remaining operating-related integration expenses. Branding expenses totaled $.4 million for the current quarter and integration and branding expenses totaled $1.4 million for the prior quarter.

Operating costs as a percent of revenue were approximately 43% for both quarters. Operating costs increased for the quarter primarily reflecting an increase for payroll taxes and merit raises, partially offset by integration cost synergies. SG&A costs were 26% of revenue for both quarters. SG&A costs increased for the quarter primarily reflecting an increase in payroll taxes and merit raises, partially offset by a decrease in bad debt expense.

Modified gross margin was 57.6% compared to 57.7% for the prior quarter. M-EBITDA margin was 33.0% for the quarter, as compared to 33.4% in the prior quarter. The change in M-EBITDA and margins primarily reflects revenue growth and integration cost synergies offset by the seasonal effect of increased costs for payroll taxes and merit raises.

Net Loss

The Company’s net loss was $.9 million, a loss of $.01 per share for the quarter compared to a net loss of $5.3 million, or a loss of $.04 per share for the prior quarter. The 82% improvement in net loss primarily reflected strong M-EBITDA and a decrease in depreciation expense related to assets which became fully depreciated in the current quarter.

M-EBITDA Margin Outlook

“In concert with our long-term perspective, we continue to invest in the business, and drive new sales opportunities, while balancing revenue growth, margins and cash flow,” said Mark Peters, Time Warner Telecom’s Executive Vice President and Chief Financial Officer. “We will continue to use this balanced approach as we remain focused on achieving mid-30% M-EBITDA margins during the summer of 2008. Our results were strong for the quarter and trends continue to be stable, however, we will continue to monitor our business for any signs of pressure related to the macroeconomic environment.”

Monthly revenue churn was 1.1% for the current quarter as compared to 1.2% for the same quarter last year, and 1.0% for the fourth quarter of 2007. The Company continues to expect normal business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing of sales and installations, seasonality, disputes, repricing of contract renewals and ongoing revenue churn, which includes the impact from carrier customers related to their consolidation activities and network grooming.

Customer churn was 1.4% for both the current quarter and the same period last year and was 1.0% for the prior quarter. The Company experienced customer growth offset by churn primarily in the acquired customer base 2, relating to a planned program to migrate small acquired customers to its more advanced product suite. The Company expects ongoing customer churn throughout 2008 from very small, lower margin customers that fall below its service profile.

Time Warner Telecom will rebrand itself as tw telecom on July 1, 2008 9. The Company expects to spend $6 to $7 million in 2008 for branding related costs, which includes up to $2 million in capital expenditures associated with the name change.

Capital Expenditures

Excluding integration investments, capital expenditures were $57.7 million for the current quarter, compared to $49.2 million for the same period last year, and $61.8 million for the prior quarter. The increase in expenditures year over year was 17% reflecting strong customer driven success-based capital investments including expanded network capacity. Integration capital expenditures were $1.9 million for the quarter as compared to $5.9 million for the same period last year, and $4.8 million for the prior quarter.

For 2008, the Company expects total capital expenditures of $250 to $274 million, consisting of $10 to $14 million for integration and branding, and $240 to $260 million for its general operations which will primarily be used to fund growth opportunities.

Summary

“With a large national footprint of metro fiber networks, innovative product capabilities, growing bandwidth demand and a marketplace with fewer competitors with our capabilities than ever before, Time Warner Telecom is a powerful force in serving business customers,” said Herda.

Time Warner Telecom Inc. plans to conduct a webcast conference call to discuss its earnings results on May 13 at 9:00 a.m. MDT (11:00 a.m. EDT). To access the webcast and the financial and statistical information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

(1)

The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other gains and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense.

(2)	Acquired operations and acquired customer base reflect the acquisition of Xspedius Communications, LLC on October 31, 2006.

(3)

The Company defines unlevered free cash flow as Modified EBITDA less capital expenditures. Unlevered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(4)

The Company defines levered free cash flow as Modified EBITDA less capital expenditures and net interest expense from operations (but excludes debt extinguishment costs). Levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website. See the Supplemental Earnings information at www.twtelecom.com for more details on Levered Free Cash Flow margin and Levered Free Cash Flow margin excluding integration and branding costs.

(5)

Data and Internet services include services that enable customers to interconnect their internal computer networks and to access external networks, including Internet at high speeds using Ethernet protocol. Services include metro and wide area Ethernet, virtual private network solutions and Internet access.

(6)	Voice services contain traditional and next generation voice capabilities, including voice services from stand alone and bundled products, long distance, 800 services, and VoIP.

(7)

Network services include transmission speeds up to OC 192 to carrier and enterprise customers. These services transmit voice, data, image, as well as enable transmission for storage, using state-of-the-art fiber optics.

(8)

The Company defines modified gross margin as Total Revenue less operating costs excluding non-cash stock-based compensation expense. Modified gross margin is reconciled to gross margin in the financial tables.

(9)

The Company changed its corporate name to tw telecom inc. in March 2008, and is presently using its former name, Time Warner Telecom Inc., as a trade name until July 1, 2008 in concert with its brand launch.

Financial Measures

The Company provides financial measures using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements. Modified EBITDA is reconciled to Net Loss, the most comparable GAAP measure, within the Consolidated Operations Highlights and in the supplemental information posted on the Company’s website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense related to the adoption of SFAS 123R. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the Consolidated Operations Highlights.

Forward Looking Statements

The statements in this press release concerning the outlook for 2008 and beyond, including expansion plans, growth prospects, expected margins, sales activity, timing of sales and installations, seasonality, disputes, repricing of contract renewals and ongoing revenue churn, expected cost synergies, integration and branding costs, integration activities and results and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks summarized in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its 2007 Annual Report on Form 10-K. Time Warner Telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Time Warner Telecom

Time Warner Telecom Inc., headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and transport data networking, Internet access, local and long distance voice, VoIP and security, to enterprise organizations and communications services companies throughout the U.S. As a leading provider of integrated and converged network solutions, Time Warner Telecom delivers customers overall economic value, quality service, and improved business productivity. Time Warner Telecom will change its name to tw telecom inc. on July 1, 2008. Please visit www.twtelecom.com for more information.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended March 31,
	2008	2007	Growth %
Revenue
Network services	$96,806	$99,970	-3%
Data and Internet services	92,790	69,881	33%
Voice services	83,073	79,930	4%

Service Revenue	272,669	249,781	9%
Intercarrier compensation	9,915	11,611	-15%

Total Revenue	$282,584	$261,392	8%

Expenses
Operating costs	120,821	117,380	3%

Gross Margin	161,763	144,012	12%
Selling, general and administrative costs	74,480	72,473	3%
Depreciation, amortization, and accretion	69,859	66,140	6%

Operating Income	17,424	5,399	223%
Interest expense	(20,679)	(23,462)	-12%
Interest income	2,686	4,539	-41%

Loss before income taxes	(569)	(13,524)	-96%
Income tax expense	375	285	32%

Net Loss	($944)	($13,809)	-93%

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA
Gross Margin	$161,763	$144,012
Add back non-cash stock-based compensation expense	925	852

Modified Gross Margin	162,688	144,864	12%

Selling, general and administrative costs	74,480	72,473
Add back non-cash stock-based compensation expense	5,160	3,943

Modified EBITDA	93,368	76,334	22%

Non-cash stock-based compensation expense	6,085	4,795
Depreciation, amortization, and accretion	69,859	66,140
Net Interest expense	17,993	18,923
Income tax expense	375	285

Net Loss	($944)	($13,809)

Modified Gross Margin %	57.6%	55.4%

Modified EBITDA Margin %	33.0%	29.2%

Free Cash Flow:
Modified EBITDA	$93,368	$76,334	22%
Less: Capital Expenditures	59,637	55,104	8%

Unlevered Free Cash Flow	33,731	21,230	59%
Less: Net interest expense	17,993	18,923	-5%

Levered Free Cash Flow	$15,738	$2,307	582%

Expenses included in M-EBITDA reported above (2)
Integration expenses (3)	$0	$1,779
Branding expenses	381	212

Total	$381	$1,991

Expenditures included in Capital Expenditures above (2)
Integration costs	$1,872	$5,866

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Represents costs to integrate the acquired operations and execute a branding plan. All amounts are included in the reported results above.

(3)	Effective in 2008 the Company is no longer separately tracking operating-related integration expenses.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	March 31, 2008	December 31, 2007	Growth %
Revenue
Network services	$96,806	$97,340	-1%
Data and Internet services	92,790	87,489	6%
Voice services	83,073	84,546	-2%

Service Revenue	272,669	269,375	1%
Intercarrier compensation	9,915	10,101	-2%

Total Revenue	$282,584	$279,476	1%

Expenses
Operating costs	120,821	119,179	1%

Gross Margin	161,763	160,297	1%
Selling, general and administrative costs	74,480	72,846	2%
Depreciation, amortization, and accretion	69,859	73,129	-4%

Operating Income	17,424	14,322	22%
Interest expense	(20,679)	(22,491)	-8%
Interest income	2,686	3,875	-31%
Other income/(loss)	—	(607)	-100%

Loss before income taxes	(569)	(4,901)	-88%
Income tax expense	375	391	-4%

Net Loss	($944)	($5,292)	-82%

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA
Gross Margin	$161,763	$160,297
Add back non-cash stock-based compensation expense	925	948

Modified Gross Margin	162,688	161,245	1%

Selling, general and administrative costs	74,480	72,846
Add back non-cash stock-based compensation expense	5,160	4,862

Modified EBITDA	93,368	93,261	0%

Non-cash stock-based compensation expense	6,085	5,810
Depreciation, amortization, and accretion	69,859	73,129
Net Interest expense	17,993	18,616
Other income/(loss)	—	(607)
Income tax expense	375	391

Net Loss	($944)	($5,292)

Modified Gross Margin %	57.6%	57.7%

Modified EBITDA Margin %	33.0%	33.4%

Free Cash Flow
Modified EBITDA	$93,368	$93,261	0%
Less: Capital Expenditures	59,637	66,587	-10%

Unlevered Free Cash Flow	33,731	26,674	26%
Less: Net interest expense	17,993	18,616	-3%

Levered Free Cash Flow	$15,738	$8,058	95%

Expenses included in M-EBITDA reported above (2)
Integration expenses (3)	$0	$1,273
Branding expenses	381	81

Total	$381	$1,354

Expenditures included in Capital Expenditures above (2)
Integration costs	$1,872	$4,783

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Represents costs to integrate the acquired operations and execute a branding plan. All amounts are included in the reported results above.

(3)	Effective in 2008 the Company is no longer separately tracking operating-related integration expenses.

Time Warner Telecom Inc.

Highlights of Results Per Share

Unaudited (1) (2)

	Three Months Ended
	3/31/08	12/31/07	3/31/07
Weighted Average Shares Outstanding (thousands)
Basic and Diluted	146,810	146,120	143,768

Basic and Diluted Income (Loss) per Common Share	($0.01)	($0.04)	($0.10)

	As of
	3/31/08	12/31/07	3/31/07
Common shares (thousands)
Actual Shares Outstanding	146,978	146,542	144,554

Options (thousands)
Options Outstanding	12,828	11,508	12,559

Options Exercisable	7,403	7,195	7,642

Options Exercisable and In-the-Money	2,691	3,034	3,262

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Stock options, restricted stock units and convertible debt subject to conversion were excluded from the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

Time Warner Telecom Inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	March 31, 2008	December 31, 2007
ASSETS
Cash and equivalents	$318,218	$321,531
Receivables	87,479	87,994
Less: allowance	(11,064)	(12,018)

Net receivables	76,415	75,976
Other current assets	20,033	22,164
Property, plant and equipment	3,083,907	3,022,752
Less: accumulated depreciation	(1,792,026)	(1,727,852)

Net property, plant and equipment	1,291,881	1,294,900
Other Assets	547,077	550,147

Total	$2,253,624	$2,264,718

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$45,448	$46,972
Deferred revenue	27,221	26,015
Accrued taxes, franchise and other fees	69,857	73,130
Accrued interest	9,624	16,707
Accrued payroll and benefits	34,919	36,560
Accrued carrier costs	45,551	50,898
Current portion of debt and lease obligations	7,586	7,337
Other current liabilities	29,912	30,647

Total current liabilities	270,118	288,266
Long-Term Debt and Capital Lease Obligations
Floating rate senior secured debt - Term Loan B, due 1/7/2013	592,500	594,000
9 1/4% senior unsecured notes, due 2/15/2014	400,326	400,340
2 3/8% convertible senior debentures, due 4/1/2026	373,750	373,750
Capital lease obligations	9,531	9,565
Less: current portion	(7,586)	(7,337)

Total long-term debt and capital lease obligations	1,368,521	1,370,318
Long-Term Deferred Revenue	19,243	19,672
Other Long-Term Liabilities	22,899	20,237
Stockholders’ Equity	572,843	566,225

Total	$2,253,624	$2,264,718

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	March 31, 2008	December 31, 2007
Cash flows from operating activities:
Net Loss	($944)	($5,292)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization, and accretion	69,859	73,129
Stock-based compensation	6,085	5,810
Deferred debt issue, extinguishment costs and other	583	1,191
Changes in operating assets and liabilities:
Receivables, prepaid expense and other assets	1,683	8,551
Accounts payable, deferred revenue, and other liabilities	(18,392)	12,462

Net cash provided by operating activities	58,874	95,851

Cash flows from investing activities:
Capital expenditures	(59,637)	(66,041)
Proceeds from maturities of investments	—	50,420
Proceeds from sale of assets and other investing activities	(2,387)	(1,762)

Net cash used in investing activities	(62,024)	(17,383)

Cash flows from financing activities:
Net proceeds from issuance of common stock upon exercise of stock options and in connection with the employee stock purchase plan	1,477	7,198
Payment of debt and capital lease obligations	(1,640)	(1,620)

Net cash (used in) provided by financing activities	(163)	5,578

Increase (decrease) in cash and cash equivalents	(3,313)	84,046
Cash and cash equivalents at the beginning of the period	321,531	237,485

Cash and cash equivalents at the end of the period	$318,218	$321,531

Supplemental disclosures of cash flow information:
Cash paid for interest	$27,546	$15,674

Addition of capital lease obligation	—	$546

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$59,637	$66,041
Addition of capital lease obligation	—	546

Total capital expenditures	$59,637	$66,587

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Three Months Ended
	2007				2008
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31
Operating Metrics:
Route Miles
Metro	18,092	18,324	18,520	18,832	19,009
Regional	6,884	6,922	6,921	6,921	6,921

Total	24,976	25,246	25,441	25,753	25,930
Buildings (2)
Fiber connected buildings, on-net	7,689	7,884	8,109	8,355	8,587
Networks
Class 5 Switches	71	71	70	70	70
Soft Switches	35	35	35	36	36
Headcount
Total Headcount	2,778	2,817	2,876	2,859	2,883
Sales Associates (3)	490	497	519	508	511
Customers
Total Customers (4)	31,431	31,342	31,440	31,638	31,200

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Fiber connected buildings (e.g. “on-net”) represents customer locations to which the Company’s fiber network is directly connected.

(3)	Includes Sales Account Executives and Customer Care Specialists.

(4)	Consolidated customer counts reflect higher churn for the acquired operations’ customer segment as well as conversion of the acquired customer base to a common customer profile in the second quarter of 2007.